Exhibit 99.1

Emerald Expositions Names Brian Field as Chief Operating Officer
SAN JUAN CAPISTRANO, Calif.--(May 22, 2019)-- Emerald Expositions Events, Inc. (NYSE:EEX) (“Emerald” or the “Company”) today announced the appointment of Brian Field as Chief Operating Officer, effective June 1, 2019.
Sally Shankland, Emerald’s newly-appointed Chief Executive Officer, commented, “Brian brings a unique set of skills and experiences to all aspects of the B2B events and marketing services business. He is a collaborative and action-oriented leader with notable strengths in driving change through the application of rigorous execution, technology, and data to the areas of marketing, customer experience,  data-informed product development, operations, data services and sales operations. I was fortunate to work with Brian at UBM and am delighted to have Brian join the Emerald senior leadership team as we strengthen Emerald’s already great assets.”
Mr. Field’s career has spanned more than twenty years, most recently including eight years at UBM, now part of Informa plc, a UK-based multinational events, academic publishing and business intelligence business. For the last five years, Mr. Field was COO of UBM Americas, delivering events and marketing services in the technology, fashion, licensing, advanced manufacturing, construction, healthcare, and pharmaceutical industries. Prior to that role, Mr. Field spent three years at UBM Medica, a leading healthcare media, publishing and education company, where he held senior positions overseeing operations, finance, marketing, product, technology and sales efforts for the business’ print and digital products and events. Earlier in his career, Mr. Field held senior positions in operations, product development, marketing and strategy development at Turner Broadcasting and Omnicom, among others.
Mr. Field holds a bachelor’s degree from Connecticut College, a master’s degree from The Juilliard School, a doctorate from Columbia University, and has recently served on the faculty of the Kogod School of Business at American University.
“Emerald’s portfolio of leading brands covers a wide variety of dynamic market sectors,” said Mr. Field. “I am excited to join the Emerald team to help unlock the significant growth potential of the Company’s assets.”
About Emerald Expositions
Emerald is a leading operator of business-to-business trade shows in the United States. We currently operate more than 55 trade shows, as well as numerous other face-to-face events. In 2018, Emerald’s events connected over 500,000 global attendees and exhibitors and occupied more than 7.0 million net square feet of exhibition space.

Emerald Expositions Events, Inc.
Philip Evans, 1-866-339-4688 (866EEXINVT)
Chief Financial Officer
investor.relations@emeraldexpo.com